Exhibit 4.8

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), effective as of October 17, 2014, among AECOM Global II, LLC (“AECOM Global”), a Delaware limited liability company, URS FOX US LP, a Delaware limited partnership (“Fox”, and together with AECOM Global, the “Issuers” for all purposes of the Indenture and the Notes), and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

WITNESSETH

WHEREAS, Fox and URS Corporation, a Delaware corporation (“URS”), have heretofore executed and delivered to the Trustee that certain Indenture dated as of March 15, 2012 (the “Base Indenture”), dated as of March 15, 2012, as supplemented by the First Supplemental Indenture dated as of March 15, 2012 (the “First Supplement”), the Second Supplemental Indenture dated as of March 15, 2012 (the “Second Supplement”), the Third Supplemental Indenture dated as of May 14, 2012 (the “Third Supplement”) and the Fourth Supplemental Indenture dated as of September 24, 2012 (the “Fourth Supplement”; together with the Base Indenture, the First Supplement, the Second Supplement and the Third Supplement, the “Indenture”), pursuant to which the 3.850% Senior Notes due 2017 (the “2017 Notes”) and the 5.000% Senior Notes due 2022 (the “2022 Notes”; together with the 2017 Notes, the “Notes”) were issued;

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated July 11, 2014 among AECOM Technology Corporation, ACM Mountain I, LLC, AECOM Global (f/k/a ACM Mountain II, LLC) and URS, URS was merged with and into AECOM Global, with AECOM Global as the surviving company (the “Merger”);

WHEREAS, as a result of the Merger, AECOM Global is required to execute and deliver to the Trustee this Supplemental Indenture pursuant to which AECOM Global expressly assumes the obligations of URS under the Indenture and the Notes;

WHEREAS, pursuant to Section 9.1(d) of the Base Indenture, the Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      AMENDMENT.  This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.  Except as otherwise expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

2.                                      ASSUMPTION.  Pursuant to Article IV of the Base Indenture, AECOM Global hereby agrees to become a party to the Indenture as an Issuer and to assume all of the rights and obligations of URS under the Securities and the Indenture, including, but not limited to, the obligation to pay Additional Amounts.

3.                                      NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.                                      COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to the Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of the Indenture.

5.                                      EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.                                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

7.                                      TRUSTEE NOT RESPONSIBLE FOR RECITALS.  The recitals contained herein shall be taken as statements of the Issuers, and the Trustee does not assume any responsibility for the accuracy of the recitals. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its Obligations hereunder. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

9.                                      NOTICES.  The address of the Issuers and Guarantors in Section 12.2 of the Base Indenture shall be amended as follows:

if to the Issuers or any Guarantor:

c/o AECOM Technology Corporation

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Attention: Troy Rudd

Keenan Driscoll

Telephone: (213) 593-8000

Telecopier: (213) 593-8730

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AECOM GLOBAL II, LLC
By: AECOM Technology Corporation,
its Sole Member

By:	/s/KEENAN DRISCOLL
Name:	Keenan Driscoll
Title:	Assistant Treasurer

URS FOX US LP

By:	/s/ H. THOMAS HICKS
Name:	H. Thomas Hicks
Title:	Authorized Representative

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ BRADLEY E. SCARBROUGH
Name:	Bradley E. Scarbrough
Title:	Vice President

[Signature page to Fifth Supplemental Indenture]